Exhibit 99.2(a)

                    STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of September 22, 2003 (the "Effective Date"), by and among Solico International, Inc., a Texas corporation (such corporation and/or its assigns, "Purchaser"), and Victoria & Eagle Strategic Fund, Ltd., a Cayman Islands corporation ("Seller"). Purchaser and Seller are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                            RECITALS
     Seller owns 2,179,725 shares (the "Common Shares") of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), and 195,351 shares (the "Preferred Shares") of the issued and outstanding Series A 12% Cumulative Convertible Preferred Stock, par value $5.00 per share (the "Preferred Stock"), of American Building Control, Inc., a Delaware corporation (the "Company").

     Purchaser desires to acquire, and Seller desires to sell, all right, title and interest of Seller in and to the Common
Shares and the Preferred Shares (collectively, the "Shares") on the terms and conditions set forth herein.

                            AGREEMENT
     The parties, in consideration of the mutual covenants, agreements and understanding herein contained, and intending to be legally bound, hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS
                           -----------

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

     "Agreement" has the meaning set forth in the preamble hereto.

     "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

     "Breach" means, with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Document or other certificate or instrument delivered pursuant to this Agreement, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

     "Broady" has the meaning set forth in Section 7.3.

     "Broady Purchase Agreements" has the meaning set forth in
Section 7.3.

     "Broady Shares" has the meaning set forth in Section 7.3.

     "Call Option" has the meaning set forth in Section 2.2(b).

     "Closing" has the meaning set forth in Section 2.3.

     "Closing Date" means the date and time as of which a Closing actually takes place.



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

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Option Price" has the meaning set forth in Section
2.2(a).

     "Common Purchase Price" has the meaning set forth in Section
2.1(a).

     "Common Shares" has the meaning set forth in the recitals hereto.

     "Common Stock" has the meaning set forth in the recitals hereto.

     "Company" has the meaning set forth in the preamble hereto.

     "Company Transactions" has the meaning set forth in Section
5.4.

     "Consent" means any approval, consent, ratification, waiver or other authorization (including any Governmental
Authorization).

     "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation:

          (a) the delivery of the Purchase Price in exchange for the Shares, and Purchaser's ownership and control of the Shares;

          (a) the execution, delivery and performance of the other Transaction Documents;

          (b) the satisfaction of all conditions set forth in Articles VI and VII; and

          (c) the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement.

     "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Damages" has the meaning set forth in Section 9.2.

     "Effective Date" has the meaning set forth in the preamble hereto.

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that a taxpayer is contesting in good faith through appropriate Proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

     "First Closing" has the meaning set forth in Section 2.1(b).

     "First Closing Date" means the date and time as of which the First Closing actually takes place.



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

      "First Closing Shares" has the meaning set forth in Section
2.1(b).

     "GKB Group" has the meaning set forth in Section 7.3.

     "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" means any nation, state or other jurisdiction, or federal, state, local or foreign government, or governmental or quasi-governmental authority of any nature (including any agency, court or other tribunal) or body exercising any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Indemnifying Party" has the meaning set forth in Section
9.2.

     "Indemnified Persons" has the meaning set forth in Section
9.2.

     "Joint Defense Proceeding" has the meaning set forth in
Section 9.3.

     "Knowledge" means, with respect to an individual, such individual being actually aware of such fact; with respect to a Person other than an individual, such Person will be deemed to have "Knowledge" of a particular fact if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Material Adverse Effect" means a material and adverse effect upon the Contemplated Transactions or upon the business, assets, liabilities, financial condition, operating results, employee, customer or supplier relations, cash flow or working capital of the Company; provided, however, that a Material Adverse Effect shall not be deemed to have occurred due solely to the continued deterioration of the Company's financial condition consistent with the adverse changes in such financial condition that have occurred over the past several fiscal quarters of the Company.

     "Offeror" has the meaning set forth in Section 2.5.

     "Option Closing" has the meaning set forth in Section
2.2(d).

     "Option Closing Date" means the date and time as of which the Option Closing, if any, actually takes place.

     "Option Date" has the meaning set forth in Section 2.2(a).

     "Option Price" has the meaning set forth in Section 2.2(a).

     "Option Shares" has the meaning set forth in Section 2.2(a).

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other
Governmental Body or by any arbitrator.



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

      "Ordinary Course of Business" means an action taken by a Person that is consistent with the past practices of such Person, is taken in the ordinary course of the normal day-to-day operations of such Person, and is not required to be authorized by the board of directors or other governing body of such Person.

     "Party" has the meaning set forth in the preamble hereto.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Preferred Option Price" has the meaning set forth in
Section 2.2(a).

     "Preferred Purchase Price" has the meaning set forth in
Section 2.1(a).

     "Preferred Shares" has the meaning set forth in the recitals hereto.

     "Preferred Stock" has the meaning set forth in the recitals hereto.

     "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, conducted or heard by or before any Governmental Body or arbitrator.

     "Purchase Price" means the aggregate of the Common Purchase
Price and the Preferred Purchase Price.

     "Purchaser" has the meaning set forth in the preamble hereto.

     "Purchaser Disclosure Schedule" has the meaning set forth in the preamble to Article IV.

     "Put Option" has the meaning set forth in Section 2.2(a).

     "Remaining Common Shares" has the meaning set forth in
Section 2.2(a).

     "Remaining Preferred Shares" has the meaning set forth in
Section 2.2(a).

     "SEC" means Securities and Exchange Commission.

     "Second Closing" has the meaning set forth in Section
2.1(c).

     "Second Closing Date" means the date and time as of which the Second Closing actually takes place.

     "Second Closing Shares" has the meaning set forth in Section
2.1(c).

     "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

     "Seller" has the meaning set forth in the preamble hereto.

     "Seller Compliance Certificate" has the meaning set forth in
Section 2.3(a)(ii).



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

     "Seller Disclosure Schedule" has the meaning set forth in the preamble to Article III.

     "Shares" has the meaning set forth in the recitals hereto.

     "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit sharing, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, recording, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

     "Transaction Documents" means, collectively, this Agreement, the Note and all other documents and instruments contemplated by this Agreement to be executed by one or more of the Parties in connection with the consummation of the transactions contemplated herein.

                           ARTICLE II
                         STOCK PURCHASE
                         --------------

     2.1  Transactions.

          (a) Stock Purchases. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller (a) 1,089,863 of the Common Shares, for an aggregate purchase price of $2,299,610.93 (the "Common Purchase Price"), and (b) 97,676 of the Preferred Shares, for an aggregate purchase price of $1,500,000 (the "Preferred Purchase Price").

         (b) First Closing. The closing (the "First Closing") of the purchase of 544,932 of the Common Shares and 48,838 of the Preferred Shares (collectively, the "First Closing Shares") will take place at 11:00 a.m. Central, on October 31, 2003 at the offices of Andrews & Kurth L.L.P., 111 Congress Avenue, Suite
1700, Austin, Texas 78701, or at such other time and place as the Parties may agree.

         (c) Second Closing. The closing (the "Second Closing") of the purchase of 544,931 of the Common Shares and 48,838 of the Preferred Shares (collectively, the "Second Closing Shares") will take place at 11:00 a.m. Central, on December 15, 2003 at the offices of Andrews & Kurth L.L.P., 111 Congress Avenue, Suite
1700, Austin, Texas 78701, or at such other time and place as the Parties may agree.

     2.2  Put/Call Option.

          (a) Put Option. Seller shall have the right (the "Put Option"), but not the obligation, to sell all of the remaining 1,089,862
Common Shares owned by Seller (the "Remaining Common Shares") and all of the remaining 97,675 Preferred Shares (the "Remaining
Preferred Shares") owned by Seller, after consummation of the First Closing and the Second Closing (collectively, the "Option
Shares"), on June 30, 2004 (the "Option Date"), for an aggregate purchase price of $2,997,120.50 for the Remaining Common Shares
(the "Common Option Price") and an aggregate purchase price of $1,500,000 for the Remaining Preferred Shares (the "Preferred
Option Price").  The aggregate of the Common Option Price and the
Preferred Option Price of $4,497,120.50 is referred to herein as the "Option Price."

          (b) Call Option. Purchaser shall have the right (the "Call Option"), but not the obligation, to purchase all, but not less than all, of the Option Shares from Seller on the Option Date for the Option Price.

          (c) Exercise. Seller may exercise the Put Option, and Purchaser may exercise the Call Option, by delivery of written notice to the other Party of Seller's election to exercise the Put Option or Purchaser's election to exercise the Call Option, as the case may be, on or before the Option Date.

          (d) Closing. The closing of the purchase and sale of the Option Shares pursuant to the exercise of the Put Option or Call Option
(the "Option Closing") will take place at 11:00 a.m. Central no later than five (5) business days following the Option Date.

          (e) Termination. In the event that Seller does not exercise the Put Option and Purchaser does not exercise the Call Option by delivery of notice thereof on or before the Option Date as provided in this Section 2.2, each of the Put Option and the Call
Option shall automatically terminate.

     2.3  Closing Deliveries.  At the First Closing, the Second
Closing and any Option Closing (each, a "Closing"):

          (a)  Seller will:

               (i) deliver to Purchaser all certificates representing the Shares to be purchased at such Closing, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser; provided, however, that with respect to any Common
Shares held in "street name," delivery of such Common Shares will be effected on a delivery versus payment basis by book entry transfer through the facilities of one or more brokerage firms or clearing agencies, as specified by the Parties;

                (ii) deliver to Purchaser a certificate executed by Seller stating that (A) each of Seller's representations and warranties in this Agreement was accurate in all respects as of the Effective Date and is accurate in all respects as of such Closing
Date as if made on such Closing Date, and (B) the conditions set forth in Articles VI and VII have been fulfilled (the "Seller
Compliance Certificate"); and

                (iii) deliver to Purchaser the other certificates, instruments and documents referred to in Article VII below and required to be delivered by Seller on or prior to such Closing
Date.
          (b)  Purchaser will:

               (i) at the First Closing, deliver to Seller the Common Purchase Price and the Preferred Purchase Price for the Common Shares and Preferred Shares to be purchased at the First Closing, by wire transfer of $1,899,806.52 of immediately available funds to an account designated by Seller;

               (ii) at the Second Closing, deliver to Seller the Common Purchase Price and the Preferred Purchase Price for the Common Shares and Preferred Shares to be purchased at the Second Closing, by wire transfer of $1,899,804.41 of immediately available funds to an account designated by Seller;

               (iii) at the Option Closing, if any, deliver to Seller the Option Price by wire transfer of immediately available funds to an account designated by Seller;

               (iv) deliver to Seller a certificate executed by Purchaser stating that each of Purchaser's representations and warranties in this Agreement was accurate in all respects as of the Effective Date and is accurate in all respects as of such Closing
Date as if made on such Closing Date; and

               (v) deliver to Seller the other certificates, instruments and documents referred to in Article VII below and required to be delivered by Purchaser on or prior to such Closing Date.

     2.4 Voting Rights; Irrevocable Proxy. From and after the First Closing until the Second Closing, the Parties agree that Purchaser alone shall exercise all voting rights with respect to the Second Closing Shares. Accordingly, effective as of the First Closing, Seller hereby grants to Purchaser an irrevocable special power of attorney to act as Seller's attorney-in-fact to vote on behalf of Seller, and to execute any resolution or consent evidencing Seller's vote, approval or consent of any action submitted to the vote, approval or consent, and to execute on behalf of Seller and deliver any documentation deemed necessary by Purchaser in connection with any matter or action taken in respect of or submitted to the vote, consent or approval of the Second Closing Shares, including, without limitation, taking action with respect to any matter submitted to the vote of the holders of Common Stock or Preferred Stock of the Company.
Seller hereby agrees to execute all resolutions, consents, agreements and other documents deemed necessary by Purchaser to effect and/or evidence the foregoing, and Seller agrees not to raise any objection to any action so taken by Purchaser in respect of the Second Closing Shares. Seller hereby waives any appraisal rights or rights to dissent under applicable Legal Requirements arising due to Seller's ownership of the Second
Closing Shares.

     2.5 Right of Co-Sale. If at any time after the date of the Second Closing and prior to the Option Date, Purchaser receives a bona fide offer or series of offers from a third party or parties acting in concert (collectively, the "Offeror") to purchase any of the Common Shares or Preferred Shares (or a combination thereof), and Purchaser desires to sell Common Shares or Preferred Shares to the Offeror pursuant to such offer, Purchaser shall notify Seller in writing of such offer and its terms and conditions. Within 20 days of the date of such notice, Seller shall notify Purchaser if it elects to participate in such offer. If Seller so notifies Purchaser of its intent to participate in such offer, Seller shall have the right to sell, at the same price and on the same terms as Purchaser, an amount of Common Shares and/or Preferred Shares (as applicable) that the Offeror actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Common Shares and/or Preferred Shares (as applicable) owned by Seller and the denominator of which shall be the aggregate number of Common Shares and/or Preferred Shares (as applicable) owned by Purchaser and Seller.
                           ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SELLERS.
           ------------------------------------------

     Seller represents and warrants to Purchaser as of the date of this Agreement and as of each Closing Date that, except as otherwise set forth on the Seller Disclosure Schedule attached hereto (the "Seller Disclosure Schedule"):

     3.1  Organization; Corporate Authority; Good Standing.

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     3.2  Authority; No Conflict.

          (a) Upon the execution and delivery by Seller of the Transaction Documents to which Seller is a party, each such Transaction
Document will constitute the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (b) Seller will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Transaction Documents or the consummation or performance of any of the Contemplated Transactions, and neither the execution and delivery of the Transaction Documents nor the consummation or performance of any of the Contemplated
Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with or result in a violation of (A) any provision of its organizational documents, (B) any currently effective resolution adopted by its board of directors or its shareholders or (C) any Legal Requirement or any Order to which it or any of the assets owned or used by it is subject;

               (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to its business or any of the assets owned or used by it;

               (iii) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract, or result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by it.

     3.3 Title to Shares. Seller is and will be on the First Closing Date the record and beneficial owner and holder of all of the Shares (including the First Closing Shares, the Second Closing
Shares and the Option Shares), Seller is and will be on the Second Closing Date the record and beneficial owner and holder of the Second Closing Shares and the Option Shares, and Seller is and will be on the Option Closing Date, if any, the record and beneficial owner of the Option Shares, in each case free and clear of all Encumbrances other than any restrictions on transfer under applicable federal or state securities laws or under the Transaction Documents; provided, however, that 59,725 Common
Shares are held in "street name" through Citibank, N.A. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares other than any restrictions on transfer under applicable federal or state securities laws. There are no oral or written agreements relating to the issuance, sale or transfer by Seller of any right or interest in the Shares.

3.4  Legal Proceedings; Orders.

          (a) There is no pending Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

          (b) There is no Order to which Seller, or any of the assets owned or used by Seller, is subject that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

          (c) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company.

     3.5 Company Transactions. Neither Seller nor any Person related to Seller is a party to or bound by any Contract with respect to a Company Transaction other than this Agreement and the other Transaction Documents, and the Seller and all Persons related to Seller have terminated all discussions with third parties regarding Company Transactions. Except for the previously disclosed Consulting Agreement between the Company and Bernardino Piazzoli, neither Seller nor any Person related to Seller has or may acquire any rights under, or is bound by or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company. Neither Seller nor any shareholder, director, officer, employee or other Person related to Seller is indebted to the Company, nor is the Company indebted (or committed to make loans or extent or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person that competes with the Company, except for stock in a publicly traded company owned by such persons representing less than five percent (5%) of the outstanding capital stock of such company.

     3.6 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement binding upon Seller. Seller shall pay, and hold Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER
           -------------------------------------------

     Purchaser represents and warrants to Seller as of the date of this Agreement and as of each Closing Date that, except as set forth on the Purchaser Disclosure Schedule attached hereto (the
"Purchaser Disclosure Schedule"):

     4.1 Organization; Corporate Authority; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     4.2 Authority. Upon the execution and delivery of the Transaction Documents, each of the Transaction Documents will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement binding upon Purchaser. Purchaser shall pay, and hold Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

     4.4 Disclosure. No representation or warranty of Purchaser in this Agreement and no statement in the Purchaser Disclosure
Schedule or any instrument, certificate or document delivered in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                            ARTICLE V
                            COVENANTS
                            ---------

     5.1 Best Efforts. Between the Effective Date and the Option Closing Date, each of the Parties will use its reasonable Best Efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the conditions set forth in Articles VI and VII).

     5.2 Required Approvals. As promptly as practicable after the Effective Date, Seller will, and, together with Purchaser, will use its reasonable Best Efforts to cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the Effective Date and the Option Closing Date, Seller will, and, together with Purchaser, will use its reasonable Best Efforts to cause the Company to, (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, (b) give required notices to third parties, (c) obtain any required third party consents and (d) take any actions reasonably requested by a third party, in each case, in connection with the Contemplated Transactions.

     5.3 Notification. Until the first to occur of (y) the Option Closing Date (if the Call Option or Put Option are exercised) or the Option Date (if neither the Call Option nor the Put Option are exercised on or before such date) and (z) termination of this Agreement pursuant to Article VIII, each Party will give prompt written notice to the other Party (a) if it becomes aware that any representation or warranty made by such Party herein as of the Effective Date has, to the best Knowledge of such Party, subsequently become untrue, (b) of the beach of any covenant hereunder by any Party and (c) of any other material development that in its reasonable judgment adversely affects its ability to consummate the Contemplated Transactions.

     5.4 Exclusivity. Until the first to occur of (y) the Option Closing Date (if the Call Option or Put Option are exercised) or the Option Date (if neither the Call Option nor the Put Option are exercised on or before such date) and (z) termination of this Agreement pursuant to Article VIII, Seller shall not, directly or indirectly, (a) submit, solicit, initiate, encourage, vote for or consent to any proposal or offer from any Person or enter into any Contract or accept any offer relating to any (i) reorganization, liquidation or recapitalization of the Company,
(ii) merger or consolidation involving the Company, (iii) purchase or sale of any assets or capital stock (other than a purchase or sale of equipment in the Ordinary Course of Business) of the Company or (iv) similar transaction or business combination involving the Company or the assets of the Company (each of the foregoing actions described in clauses (i) through (iv), a "Company Transaction"), or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt to do or seek to do any of the foregoing.

     5.5  Actions with Respect to Shares.  Until the first to occur of
(y) the Option Closing Date (if the Call Option or Put Option are exercised) or the Option Date (if neither the Call Option nor the Put Option are exercised on or before such date) and (z) termination of this Agreement pursuant to Article VIII, Seller agrees that, except for transactions to effect the obtaining of margin credit, it will not (a) sell, redeem, convert, assign, exchange, transfer, pledge or otherwise dispose of any of Seller's right, title and interest in and to the Shares, except as expressly permitted by this Agreement, or (b) enter into any other transaction or Contract with the Company without Purchaser's prior written consent, which written consent may be withheld in Purchaser's sole discretion.

     5.6 Exchange Act Filings. Each Party shall make all filings as and when required to be made with the SEC pursuant to the Exchange Act as a result of the execution of this Agreement and the consummation of the Contemplated Transactions. Without limiting the foregoing, the Parties shall make the following filings:

          (a) all filings required pursuant to Section 16(a) of the Exchange Act, including, without limitation, any Form 3 Initial Statement of Beneficial Ownership of Securities required to be filed by Purchaser and its affiliates and any Form 4 Statement of Changes in Beneficial Ownership required to be filed by Seller;
and

          (b) all filings required to pursuant to Rule 13(d)-1(a) of the Exchange Act, including, without limitation, any Schedule 13D required to be filed by Purchaser and/or Seller.

                           ARTICLE VI
           CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
           -------------------------------------------

     Each Party's obligation to take the actions required to be taken by such Party at the First Closing, the Second Closing and any Option Closing is subject to the satisfaction, at or prior to such Closing, of each of the following conditions (any of which may be waived by it in writing, in whole or in part):

     6.1 Accuracy of Representations. All of the other Party's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate as of the Effective Date, and must be accurate as of such Closing Date as if made on such Closing Date.

     6.2  Performance.

          (a) All of the covenants and obligations that the other Party is required to perform or to comply with pursuant to this Agreement at or prior to such Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with.

          (b) Each document required to be delivered by the other Party pursuant to Section 2.3 must have been delivered, and each of the other Party's covenants and obligations contained in this Agreement must have been performed and complied with.

     6.3 No Proceedings. There must not be pending against such Party, or against any Person affiliated with such Party, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      6.4 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Party or any Person affiliated with the Party to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                           ARTICLE VII
     CONDITION PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE
     ------------------------------------------------------

     In addition to the conditions set forth in Article VI, Purchaser's obligation to purchase the First Closing Shares at the First Closing, to purchase the Second Closing Shares at the Second Closing, and to purchase the Option Shares at the Option Closing (in the event the Call Option or Put Option is exercised), and in each case to take the other actions required to be taken by Purchaser at each such Closing, is subject to the satisfaction, at or prior to such Closing, of each of the following conditions (any of which may be waived in writing by Purchaser, in whole or in part):

     7.1 No Claim Regarding Stock Ownership or Sale Proceeds. There must not be pending any claim by any Person against the Company or Seller asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares, or (b) is entitled to all or any portion of the consideration payable for the Shares.

     7.2 Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

     7.3 Other Stock Purchase Transactions. Purchaser, George K. Broady ("Broady") and certain shareholders of the Company affiliated with Broady (excluding Seller, the "GKB Group"), shall have entered into definitive, binding agreements, satisfactory to Purchaser and its counsel, pursuant to which Purchaser shall acquire (or have the right to acquire) a minimum of 1,525,432 shares (the "Broady Shares") of Common Stock (the "Broady
Purchase Agreements") owned by Broady and the GKB Group, and all conditions precedent to the obligations of Broady and the GKB Group to sell the Broady Shares to Purchaser and perform all of their other obligations under the Broady Purchase Agreements shall have been satisfied or waived by Purchaser in writing.

     7.4 Resignation of Directors. The size of the board of directors of the Company shall be five (5) directors. As of the First Closing Date, there shall be at least one (1) vacancy on the board of directors of the Company as a result of the resignation of at least one (1) director in accordance with the Company's bylaws, such resignation to be effective upon or prior to the consummation of the First Closing. As of the Option Closing Date, there shall also be at least one (1) vacancy on the board of directors of the Company as a result of the resignation of at least one (1) director in accordance with the Company's bylaws, such resignation to be effective upon or prior to the consummation of the Option Closing.

     7.5 Approval of Board of Directors. The Company shall have delivered copies certified as true, correct and complete by the Secretary of the Company of resolutions (in a form reasonably satisfactory to Purchaser and its counsel) duly adopted by the board of directors of the Company:

          (a) permanently and irrevocably waiving the Company's right to redeem the Preferred Stock set forth in Section H.3 of Article 4 of the Company's certificate of incorporation;

          (b) effective on or prior to the First Closing, appointing at least one (1) Person designated by Purchaser to the Company's board of directors in accordance with the Company's bylaws; and

          (c) effective on or prior to the Option Closing, appointing at least one (1) additional Person designated by Purchaser to the Company's board of directors in accordance with the Company's bylaws.

     7.6 Operation of Business. The Company will not have since the Effective Date (a) entered into any transaction, arrangement or Contract except on an arm's-length basis in the Ordinary Course of Business that has resulted in a Material Adverse Effect, (b) increased any officer's or employee's compensation, incentive arrangements or other benefits out of the Ordinary Course of Business that has resulted in a Material Adverse Effect, (c) redeemed, purchased or otherwise acquired, directly or indirectly, any of the Company's issued and outstanding capital stock or equity interests, or any outstanding rights or securities exercisable or exchangeable for or convertible into capital stock of the Company, where such redemption, purchase or acquisition has resulted in a Material Adverse Effect, (d) amended its certificate of incorporation or bylaws in such a manner as to cause a Material Adverse Effect, or (e) submitted, solicited, initiated, voted for or consented to any proposal or offer from any Person or entered into any Contract or accepted any offer relating to, any Company Transaction.

     7.7 Proceedings. All corporate actions and other actions required or necessary to be taken by the Company or Seller in connection with the Contemplated Transactions shall have been taken at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to Purchaser and its counsel.

     7.8 Filings. The Company and Seller shall have made all filings required to be made by the Company and Seller under all applicable Legal Requirements, including, without limitations, federal and state securities laws, to consummate the Contemplated
Transactions.

     7.9 Consents and Approvals. All Consents and Governmental Authorizations by any Governmental Body or other Person that are required for the consummation of the Contemplated Transactions or in order to prevent a breach of, or default under, or a termination, change in the terms or conditions or modification of, any Contract to which the Company or Seller is a party, will have been obtained on terms and conditions satisfactory to Purchaser.

     7.10 Capital Structure. Between the Effective Date and such Closing Date, the Company will not have issued or entered into any Contract to issue any shares of its capital stock or options, warrants or securities convertible into or exercisable for shares of its capital stock other than shares issuable upon the exercise of options, warrants or securities convertible into or exercisable for shares of its capital stock that are outstanding as of the Effective Date or granted prior to such Closing under existing option plans on an arm's-length basis in the Ordinary Course of Business.

     7.11 Closing Documents. At each Closing, Seller shall have delivered to Purchaser all of the following documents:

          (a)  the Seller Compliance Certificate;

          (b) copies of all third party and governmental Consents and filings required in connection with the consummation of the Contemplated Transactions (including, without limitation, all blue sky filings and waivers of all preemptive rights and rights of first refusal); and

          (c)  such other documents relating to the Contemplated
Transactions as Purchaser or its counsel may reasonably request.

                          ARTICLE VIII
                           TERMINATION
                           -----------

     8.1 Termination Events. This Agreement may, by notice given prior to or at any Closing, be terminated:

          (a) by either Purchaser or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived by the non-breaching Party;

          (b) by either Party if any of the conditions in Article VI has not been satisfied as of such Closing Date or if satisfaction of such a condition is or becomes impossible, and the other Party has not waived such condition on or before such Closing Date, unless the Party seeking to terminate this Agreement has caused, directly or indirectly, such condition to be unsatisfied or become impossible;

          (c) by Purchaser if any of the conditions in Article VII has not been satisfied as of such Closing Date or if satisfaction of such a condition is or becomes impossible, and Purchaser has not waived such condition on or before such Closing Date, unless
Purchaser has caused, directly or indirectly, such condition to be unsatisfied or become impossible;

          (d)  by mutual consent of Purchaser and Seller; or

          (e) by either Purchaser or Seller if (i) the First Closing has not occurred on or before November 15, 2003, or such later date as the Parties may agree upon, or (ii) the Second Closing has not occurred on or before December 31, 2003, or such later date as the Parties may agree upon.

     8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except for the obligations in Article IX and Sections 10.1 and 10.2, and for liability for any Breach of this Agreement prior to the time of such termination, all of which shall survive any termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by a Party under Section 8.1 because one or more of the conditions to Closing is not satisfied as a result of the other Party's intentional or deliberate actions, the terminating Party will be entitled to pursue all legal remedies, including, but not limited to actual damages, which right will survive such termination unimpaired.

                           ARTICLE IX
                    INDEMNIFICATION; REMEDIES
                    -------------------------

     9.1 Survival; Right to Indemnification not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement and the certificates and other Transaction Documents delivered pursuant to Section 2.3 will survive the Closing for a period of twelve (12) months following the later of (y) December 31, 2003 and (z) the Option Closing (if any); provided, the representations and warranties and covenants made under Section 3.3 (Title to Shares) shall survive indefinitely.

     9.2  Indemnification.  Subject to the limitations set forth in
Section 9.3 below, each Party (the "Indemnifying Party") will indemnify and hold harmless the other Party and its respective representatives, shareholders, controlling persons and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with any Breach of any representation, warranty, covenant or agreement made by the Indemnifying Party in this Agreement or any Transaction Document (including the schedules and exhibits attached hereto or thereto). The remedies provided in this Section 9.2 will not be exclusive of or limit any other remedies that may be available to the Parties.

     9.3 Defense of Claims. An Indemnified Person seeking indemnification under this Article IX shall give written notice to the Indemnifying Party of the facts and circumstances giving rise to the claim. In that regard, if any Proceeding shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Person to indemnity pursuant to this Article IX, the Indemnified Person shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. The Indemnifying Party, if it so elects, shall assume and control the defense of such Proceeding (and shall consult with the Indemnified Person with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of expenses; provided that in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Person to full indemnity pursuant to this Article IX, the Indemnified Person may elect to participate in the joint defense of such Proceeding (a "Joint Defense Proceeding") for which the expenses of such joint defense will be shares equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties. If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within thirty
(30) days after the Indemnified Person has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless
(a) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (b) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person. Neither the Indemnified Person nor the Indemnifying Party may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which judgment or settlement does not release the other Party from all liability to the third party with respect thereto without the consent of the other Party, which consent shall not be unreasonably withheld (it being understood that the extent to which any Party will be obligated to pay for Damages resulting from such matter as compared to the other Party shall be considered in determining whether it is reasonable for such Party to withhold its consent from the entry of any judgment or settlement with respect to such matter); provided that no settlement of a Joint Defense Proceeding may be effected without the consent of both parties. If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party elected to assume, the Indemnifying Party shall indemnify the Indemnified Person with respect to the settlement or judgment.

     9.4 Payment of Indemnification Damages. Any payment pursuant to a claim for indemnification shall be made not later than thirty
(30) days after receipt by the Indemnifying Party of written notice from the Indemnified Person stating the amount of the claim, unless the claim is subject to a defense as provided in
Section 9.3, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined. Any payment required under this Section 9.4 shall bear interest at the rate of eighteen percent (18%) per annum, or, if less, the maximum rate permitted by applicable usury laws from the date that the Indemnified Person incurred the Damages for which indemnification is sought. Interest on any unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such Party shall reimburse the other Party for any and all costs and expenses of any nature or kind whatsoever (including, without limitation, all attorneys' fees) incurred in seeking to collect such Damages following repeated refusal by the owing Party to pay such Damages and the non-existence of any good faith defense to payment.

     9.5 Limitation on Indemnification. Anything to the contrary contained in this Article IX notwithstanding, in no event shall the aggregate liability of Seller under this Article IX exceed the aggregate amounts received by Seller at the First Closing, the Second Closing, and, if applicable, the Option Closing.

                            ARTICLE X
                       GENERAL PROVISIONS

     10.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and representatives, and accountants unless such Party is entitled to indemnification therefore pursuant to Article IX above.

     10.2 Confidentiality. Purchaser and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser, Seller and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or from Purchaser, Seller or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary in connection with legal Proceedings.

     10.3 Press Releases and Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the Contemplated Transactions (other than those required by applicable Legal Requirements or by Order), nor instruct or cause any other Person (including, without limitation, the Company) to effect the same without the express written consent of the other Party.

     10.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of transmission), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     if to Seller:

          Victoria & Eagle Strategic Fund, Ltd.
          P.O. Box 1984 G.T.
          Elizabethan Square
          Grand Cayman, Cayman Islands
          British West Indies


     with a copy (which shall not constitute notice) to:

          Bernardino Piazzoli
          Via Livini No. 1
          Lugano, Switzerland CH 6900
          Telecopy: 011-41-919-10-18-19
     and with a copy (which shall not constitute notice) to:

          Kelly, Hart & Hallman, P.C.
          201 Main Street
          Suite 2500
          Fort Worth, Texas 76102
          Attn: Thomas W. Briggs
          Telecopy:  (817) 878-9280

     if to Purchaser:

          Solico International, Inc.
          922 Isom
          San Antonio, Texas 78216
          Attn:  J. Collier Sparks

     with a copy (which shall not constitute notice) to:

          Andrews & Kurth L.L.P.
          111 Congress Avenue
          Suite 1700
          Austin, Texas 78701-4069
          Attn:  Carmelo Gordian
          Telecopy:  (512) 320-9292

     10.5 Governing Law; Jurisdiction; Service of Process. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Texas, U.S.A. and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Texas, U.S.A. applicable to contracts entered into and performed entirely therein. The Parties hereby agree that any dispute which may arise between or among them in connection with this Agreement shall be adjudicated before a court located in San Antonio, Texas, and they hereby submit to the exclusive personal jurisdiction of the courts of the State of Texas located in San Antonio, Texas and of the federal district courts in or for disputes arising in San Antonio, Texas with respect to any action or legal Proceeding commenced by any Party. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court and any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereby consents to the service of process in any such action or legal Proceeding on any party anywhere in the world.

     10.6 Further Assurance. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
10.7 Waiver. Except to the extent otherwise specified in this Agreement, the rights and remedies of the Parties hereto are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     10.8 Entire Agreement and Modification. This Agreement and the schedule and exhibits attached hereto, together with the other Transaction Documents, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

     10.9 Schedules. The disclosures in the Seller Disclosure Schedule and Purchaser Disclosure Schedule hereto, each of which are incorporated into this Agreement by this reference and made a part hereof, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Seller and Purchaser may revise or supplement the Seller Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or otherwise amend or modify its representations and warranties hereunder, at any time at or prior to a Closing Date to reflect information that came into existence after the Effective Date and that would have been required to be disclosed on such schedules or reflected in such representations or warranties if such information was in existence as of the Effective Date; it being understood that prior to such Closing, each Party, as its sole remedy for the receipt of additional materially adverse information on the Disclosure Schedule of the other Party, shall be entitled to terminate this Agreement with the consequences specified in Section 8.2 above; provided, however, that such disclosure shall not cure any default or limit any liability resulting from a Breach of any covenants contained in this Agreement.

     10.10 Assignments, Successors, and No Third-Party Rights. Seller may not assign any of its rights under this Agreement without the prior consent of the other Party. Purchaser may assign its rights under this Agreement to any one or more affiliates or related Persons of Purchaser. Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

     10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     10.12 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                    [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              SOLICO INTERNATIONAL, INC.,
                              a Texas corporation


                              By:  J. COLLIER SPARKS
                                 ----------------------------
                              Name:  J. Collier Sparks
                                   --------------------------
                              Title:  President
                                    -------------------------




                              VICTORIA & EAGLE STRATEGIC FUND, LTD.,
                              a Cayman Islands corporation


                              By:  /s/  FABIO CONTI
                                 -----------------------------
                              Name:  Fabio Conti
                                   ---------------------------
                              Title:  Director
                                    --------------------------

                                            Exhibit 99.2(b)

                         AMENDMENT NO. 1
                               to
                    STOCK PURCHASE AGREEMENT


     This Amendment No. 1 to Stock Purchase Agreement (this "Amendment") is entered into as of September 30, 2003, by and between Solico International, Inc., a Texas corporation, and Victoria & Eagle Strategic Fund, Ltd., a Cayman Islands corporation. Purchaser and Seller are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                            RECITALS

     WHEREAS, the Parties previously entered into that certain
Stock Purchase Agreement as of September 22, 2003 (the "Stock
Purchase Agreement"); and

     WHEREAS, the Parties, in accordance with Section 10.8 of the Stock Purchase Agreement, desire to amend the terms of the Stock
Purchase Agreement to their mutual benefit in accordance with the terms of this Amendment;

     NOW THEREFORE, the Parties, in consideration of the above recitals, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby agree to the following:

  1. Amendment of Section 7.5. Subsection (a) of Section 7.5 of the Agreement is deleted in its entirely and replaced with the following language:

          "(a) irrevocably waiving the Company's right to redeem the Preferred Stock set forth in Section
          H.3 of Article 4 of the Company's certificate of incorporation until on or after October 31, 2004;"

  2. Effect of Amendment. Except as expressly amended by the terms hereof, the terms and provisions of the Stock Purchase
     Agreement shall continue in full force and effect.

Counterparts. This Amendment may be executed by facsimile signature in one or more counterparts, each of which will be deemed to constitute an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.



                    [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

                              SOLICO INTERNATIONAL, INC.,
                              a Texas corporation


                              By:  /s/  J. COLLIER SPARKS
                                 ----------------------------
                              Name:  J. Collier Sparks
                                   --------------------------
                              Title:  President
                                    -------------------------

                              VICTORIA & EAGLE STRATEGIC FUND,
                              LTD.
                              a Cayman Islands corporation


                              By:  /s/ FABIO CONTI
                                 ----------------------------
                              Name:  Fabio Conti
                                   --------------------------
                              Title:  Director
                                    -------------------------